Exhibit 10.45

FOURTEENTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourteenth Amendment to Employment Agreement (the “Fourteenth Amendment”) is made and entered into as of February 1, 2009, by and between KENNEDY-WILSON, INC., a Delaware corporation (the “Company”), and William J. McMorrow, an individual (“Employee”).

RECITALS

WHEREAS, Company and Employee have entered into that certain “Employment Agreement” dated as of August 14, 1992, as amended January 1, 1993, January 1, 1994, March 31, 1995, January 1, 1996, May 19, 1997, August 20, 1998, August 9, 1999, January 3, 2000, October 1, 2000, April 22, 2002, October 1, 2003, April 21, 2004, and January 1, 2008 (collectively, the “Agreement”) providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified as set forth below.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of February 1, 2009:

1.                                         Section 2 (a) is amended such that the Term of the Agreement is extended until December 31, 2019. Therefore, the termination date of “December 31, 2014” is deleted and the termination date of “December 31, 2019” is inserted in lieu thereof.

2.                                         Section 2(b) is deleted in its entirety and the following is substituted in its place:

(b)                                  Change in Control. In the event of a “Change in Control” as defined below the Company shall make a one-time payment to Employee upon such Change in Control equal to two (2) times the Employee’s “annual compensation”. The annual compensation would be the arithmetic average of all compensation paid to Employee in each of the most recent three (3) year periods and would include salary and bonus as reported in the Proxy Statement or the Company’s books, as applicable.

“Change in Control” shall mean the first to occur of any of the following events:

(i)                                      Any “person” (as that term is used in Section 13 and 14 (d) (2) of the Securities Exchange Act of 1934 (“Exchange Act”) becomes the beneficial owner (as that term is used in Section 13 (d) of the Exchange Act), directly or indirectly, of 50% or more of the Company’s capital stock entitled to vote in the election of Directors;

(ii) If at anytime after the date of this Agreement, individuals who constitute the incumbent Board of Directors cease for any reason to constitute at least a majority of the Board. For this purpose, any person who becomes a member of the Board after the date of this Agreement and who is approved by the vote of at least a majority of the persons who constitute the incumbent Board shall be considered a member of the incumbent Board, but any person whose election as a director occurs as the result of an actual or threatened election contest, or actual or threatened solicitation of proxies or consents by or on behalf of any person or entity shall not be considered a member of the incumbent Board;

(iii) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

(iv) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(v)                                   The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a “controlled group of corporations” (as defined in Code Section 1563) in which the Company is a member.”

3.                                          Section g is deleted in its entirety and the following is substituted in its place:

9.                                      Termination.

(a)                                    Either Company or Employee may terminate this Agreement at any time during the Term, in the event of a material breach of this Agreement by Employee or Company which is not corrected within thirty (30) days after the written notice of the breach is delivered to the other party. The written notice from Company to Employee shall include a reasonably detailed description of Employee’s acts or omissions, which constitute cause for termination. The term “cause” shall mean: (i) the breach of any material provision of this Agreement; (ii) persistent misconduct, neglect or negligence in the performance of Employee’s duties and obligations as set forth in this Agreement; (iii) disloyal, dishonest or illegal conduct or moral turpitude of Employee; (iv) such material carelessness or inefficiency in the performance of his’ duties that Employee, in the reasonable discretion of Company, is deemed unfit to continue in the service of Company; and (v) the material and persistent failure of Employee to comply with the policies or directives of Company and/or failure to take direction from Company management.

(b) Employee’s employment with Company shall cease upon the date of his death or physical or mental disability to the extent that Employee becomes disabled for more than sixty (60) consecutive days or ninety (90) days in the aggregate in any 12-month period to perform his duties on a full-time basis. Upon termination for death or physical or mental disability, Company shall continue to pay Employee the salary and other benefits described in Section 4 for the remainder of the Term of the Agreement, together with such other compensation as Employee may be entitled to under the provisions of Section 6, Benefits (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee’s termination of employment at no additional cost above what was previously paid by the Company).

(c)                                    If the term of the Agreement is terminated by Company for cause, then Company shall continue to pay Employee the salary and other benefits described in Section 4 for the remainder of the Term of the Agreement, together with such other compensation as Employee may be entitled to under the provisions of Section 6, Benefits (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee’s termination of employment at no additional cost above what was previously paid by the Company).

(d)                                   If after a Change in Control Company instructs Employee to work full-time or substantially full-time at any location not acceptable to Employee (other than the Company’s main headquarters) or eliminates or materially reduces his duties as CEO I Chairman , then Employee may elect to deem such action(s) as a constructive termination by Company in which case Employee’s employment shall be deemed terminated, and Company shall continue to pay Employee the salary and other benefits described in Section 4 of the Agreement and Section 2 (b) hereof for the remainder of the Term of the Agreement, together with such other compensation as Employee may be entitled to under the provisions of Section 6, Benefits (or if such benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee’s termination of employment at no additional cost above what was previously paid by the Company).

(e)                                    If Employee terminates this Agreement without cause, then Employee shall be entitled to receive only the compensation described in Section 4 above earned to the date of termination. Company shall not pay Employee the salary and other benefits which Employee would have been entitled to for the remainder of the term of the Agreement under Sections 4 and Section 6 above, provided that in the event Employee so resigns, Employee will receive a bonus for the year in which he resigned in the ordinary course but prorated based on the number of days the Employee was employed by the Company that year. In all other cases, Employee, or his estate, will receive all salary and bonuses due herein and remaining to be paid during the term hereof in the ordinary course.

(f) This Agreement may be terminated by Employee at any time, provided such termination shall have the effect set forth as follows:

(i)                      Termination of this Agreement pursuant to this Section 9 shall not relieve Employee of his obligations to comply with Sections 7 and 8 hereof, which provisions shall survive the termination of this Agreement. If and only if, Employee resigns due to the Company’s material breach of this Agreement which is not corrected within thirty (30) days after the Employee’s written notice of the breach to the Company, then Employee shall be relieved of his obligations under Section 7 and 8 hereof.

3.                                   Section 10 (a) is amended such that the addresses of notices to be delivered to the parties is changed to:

If to the Company, to:                            Kennedy Wilson

9601 Wilshire Boulevard, Suite 200

Beverly Hills, CA 90210

Attention:   President

If to Employee, to:                                  William 3. McMorrow

Kennedy Wilson

9601 Wilshire Boulevard, Suite 200

Beverly Hills, CA 90210

Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Fourteenth Amendment as of the date first above written.

COMPANY
KENNEDY-WILSON, Inc. a Delaware corporation
/s/ James C. Ozello, Acting Secretary	/s/ Kent Y. Mouton
Compensation Committee	Chairman, Compensation
Committee

EMPLOYEE
/s/ William J. McMorrow, Chairman